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Lucio Fontana (b. 1899–1968)

Concetto Spaziale, Attesa (1965)



Lucio Fontana is widely regarded as one of the most iconic artists of the Italian post-war era.

INVESTMENT THESIS

Price Appreciation of Similar Works

15.3%

Appraised Value

N/A

Initial Offering

$1,748,000

Similar Sales



$2.7m
$2.0m
$1.3m
$671.3k
$0.0
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Investment Overview

Offering Circular	sec.gov/edgar
Auction History	significant 37 years
2019 Auction Sales	significant $68,011,563
Repeat Sales	view

5% Progress

INVEST NOW

DEAL SHEET

Price appreciation of similar works for each painting is based on public auction sales for the specific artist who created the subject painting that occurred prior to the qualification of the applicable offering by the SEC. Unless otherwise indicated, such data will not be updated for sales occurring after such date. Past performance of similar works is not indicative of future performance and is not intended to be a proxy for historical or projected future performance of the specific painting or the shares.

WHY WE LIKE THIS PAINTING

- Lucio Fontana is one of the most iconic artists from the Italian post-war era, best known for his Tagli paintings of slashed monochrome canvases.
- Larger examples of this color and format have achieved high prices at auction, including *Concetto Spaziale, Attesa* (1965), which sold for $13,279,459 in February 2008, and *Concetto Spaziale, Attesa* (1966), which sold for $8,787,500 in July 2020.
- Masterworks evaluated more than 55 paintings by Fontana—with asking prices as high as $12,000,000—before acquiring *Concetto Spaziale, Attesa* (1965), which we are pleased to be offering for $1,748,000.
- We selected this work because we believe the vivid red color, single cut, year, and scale make this work a particularly commercial and desirable example from this iconic series.
- Similar works have appreciated by 15.3% per year historically.
- Fontana has been the subject of multiple solo museum exhibitions at important institutions, including most recently a 2019 retrospective at the Met Breuer in New York.

Past performance is no guarantee of future results. Repeat sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.



2019 Auction Sales	2019 Number of Lots Sold
$68,011,563	229

Lucio Fontana

b. 1899–d. 1968

The Painting

Concetto Spaziale, Attesa (1965)
Waterpaint on canvas
21 ⅝ × 18 ⅛ in. (55 × 46 cm.)

Appraised Value

N/A

Price Appreciation of Similar Works[1]

15.3%

Initial Offering

$1,748,000



LUCIO FONTANA IS WIDELY REGARDED AS ONE OF THE MOST ICONIC ARTISTS OF THE ITALIAN POST-WAR ERA.

Masterworks has agreed to acquire *Concetto Spaziale, Attesa* (1965), which measures at 21 inches by 18 inches, in a privately negotiated transaction from a private gallery on December 22, 2020.

The Painting is a brilliantly red mid-sized "tagli" that features a single, vertical slash through the center of the canvas, and is an excellent example of the artist's technique with a gradual widening of the void and gentle curve when seen in profile. Larger examples of this color and format have also achieved high prices at auction, evidenced by *Concetto Spaziale, Attesa* (1965), which sold for £6,740,500 ($13,279,459) in February 2008, and *Concetto Spaziale, Attesa* (1966), which sold for $8,787,500 in July 2020. The vivid red color, single cut, year and scale make this work a desirable example of the iconic "Concetto Spaziale, Attesa" series.

With these series of slashed and punctured canvases, the artist rose to further renown and was given his first solo exhibition in the United States at the prestigious Martha Jackson Gallery in New York City in 1961. In 1966, he was given a major solo exhibition of his work at the Walker Art Museum in Minneapolis, Minnesota and honored with the International Grand Prize for painting at the 33rd Venice Biennale. The artist has been the subject of multiple solo museum exhibitions at important institutions, such as the Centre Georges Pompidou in Paris, the Peggy Guggenheim Collection in Venice and the Stedelijk Museum in Amsterdam. In 2019, the Met Breuer in New York held a major retrospective of the artist's work, entitled "Lucio Fontana: On the Threshold," which traveled to the Guggenheim Museum in Bilbao. His work is included in the permanent collections of the Museum of Modern Art in New York, the Tate Modern in London, and National Gallery of Art in Washington, D.C., among others.

The "Concetto Spaziale, Attese" series is iconic within Lucio Fontana's larger body of work. As of January 13, 2021, Lucio Fontana's top records at auction have exceeded $10.0 million for over a decade, with the sale of *Concetto Spaziale, Attesa* (1965), which sold for £6,740,500 ($13,279,459) on February 6, 2008. Shortly after this sale, Fontana's record then exceeded $20.0m, with the sale of *Concetto Spaziale, La Fine di Dio* (1963), which sold for £10,324,500 ($20,343,394) on February 27, 2008. Lucio Fontana's top records at auction remain for the bright yellow *Concetto Spaziale, La Fine di Dio* (1964), which sold for $29,173,000 in 2015, followed by a black *Concetto Spaziale, La Fine di Dio* (1963), which sold for £15,941,000 ($24,471,029) in 2015 and a brown *Concetto Spaziale, La Fine di Dio* (1963), which sold for £16,282,823 ($21,184,619) in 2018.

Auction Results for Similar Works[2]


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Additional Photos







Important Disclosures

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The table and chart capture the historical data for selected auctions sales transactions, which are similar to the Painting. The set of similar sales comprise paintings by Lucio Fontana with the following criteria: red paintings from the "Concetto Spaziale, Attesa" series that were created between 1960 and 1969 that feature a single vertical cut in a straight line through the center of the canvas that are between 17 inches by 17 inches and 26 inches by 26 inches. Sales of paintings where the data was incomplete, and the price realized was unavailable were excluded from the comparative set. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Although the paintings in the comparables set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. For the purposes of the table, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of comparable transactions have increased at an estimated 15.3% CAGR implied from selected sales occurring from February 7, 2001 to April 11, 2018, and have increased at an estimated 11.9% CAGR implied from selected sales occurring from June 27, 1985 to April 11, 2018.

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